EXHIBIT 19.1
OIL STATES INTERNATIONAL, INC.
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AMENDED AND RESTATED
POLICY ON INSIDER TRADING
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Effective as of May 7, 2024
THIS POLICY APPLIES TO ALL DIRECTORS, OFFICERS AND EMPLOYEES OF OIL STATES INTERNATIONAL, INC. AND ITS SUBSIDIARIES (COLLECTIVELY, “SUBJECT PERSONS”).
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You should read this Policy carefully and, upon request, promptly sign and return the attached Certification acknowledging receipt hereof to Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. References in this Policy to the Compliance Officers mean the Company’s Chief Financial Officer or Corporate Secretary, or their designees. If you have any questions, please contact one of the Compliance Officers.
1.    Introduction and Summary
Oil States International, Inc. (the “Company”) has adopted this Amended and Restated Policy on Insider Trading (this “Policy”), which provides guidance to its directors, officers and employees with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.
This Policy applies to Subject Persons to whom this Policy sometimes refers to as “insiders.” All insiders must comply with this Policy. This Policy sets forth certain Company policies with respect to transactions in the Company’s securities and, under the circumstances described herein, the securities of other publicly-traded companies.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law or any rules or regulations promulgated pursuant to a law conflicts with this Policy, you must comply with such law, rule or regulation.
2.    Definitions and Explanations
A.    Material, Non-Public Information
1.    What Information is “Material”?
Information is material if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in making an investment decision regarding the purchase, sale or holding of a company’s securities. Information that could be reasonably expected to affect the price of a company’s securities (whether positively or negatively) may also be material. It is also important to remember that either positive or negative information may be material.
Common examples of information that could be, but are not necessarily, material include:
•financial results (for the quarter, the year or otherwise);
•financial forecasts, projections and budgets;
•impending announcements of bankruptcy or financial liquidity problems;
•possible mergers, acquisitions, joint ventures and other purchases and sales of significant companies, assets and investments in companies;
•changes in relationships with significant customers;

•the gain or loss of important contracts;
•new significant equity or debt offerings or stock splits;
•significant changes in the Company’s credit ratings;
•significant corporate events, including material cyber or data matters;
•major financing developments;
•major personnel changes;
•major litigation developments; and
•significant changes in the Company’s dividend policy.
2.    What Information is “Non-public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public has had time to absorb the information fully. Although timing may vary depending upon the circumstance, as a general rule, information should not be considered public until the second full Trading Day (as defined below) following the date of publication of the information by the Company or any of its subsidiaries. Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.
B.    Related Person
“Related Person” means, with respect to the Company’s insiders:
•Any spouse, child, stepchild, parent, stepparent, grandparent, sibling or in-law (including through adoptive relationships) and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Company securities); and
•Partnerships, trusts, estates, and other legal entities that, in each case, are controlled by an insider.
C.    Trading Day
“Trading Day” means a day on which national stock exchanges are open for trading, and a “Trading Day” begins at the time trading begins.
3.    General Policy
This Policy prohibits insiders from transacting or “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from transacting or tipping others who may transact in the securities of any other publicly-traded company with which the Company does business in circumstances where an insider receives Material, Non-Public Information about such other company in connection with his or her employment by or relationship with the Company and the Company has a duty of confidentiality to the other company regarding such information that is known to the insider. These transactions are commonly referred to as “insider trading.”
A.    Transacting on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, including making any offer to purchase or offer to sell or giving any gift of the Company’s securities, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending after two full Trading Days following the date of public disclosure of the information, or at the time that the Material, Non-Public Information is no longer material.

B.    Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information about the Company to any other person (including Related Persons) where the Material, Non-Public Information about the Company may be used by that person to his or her profit by transacting in the securities of the Company. No insider or the Related Person shall make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Company as to transacting in the Company’s securities.
Insiders are not authorized to recommend transactions in the Company’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of Material, Non-Public Information about the Company.
C.    Post-Termination Transactions
If an insider is aware of Material, Non-Public Information about the Company or another publicly-traded company, as set forth in Sections 3 and 4(B), at the time when such insider’s employment or service relationship terminates, the insider may not transact in the Company’s securities or the securities of the other publicly-traded company, as applicable, until that information has become public or is no longer material.
D.    Permitted Transactions
Except for the pre-clearance requirements for the Pre-Clearance Group as set forth in Section 4(C) below and as otherwise specifically noted, the following transactions, (if applicable to the Company) are permitted regardless of whether you are in possession of Material, Non-Public Information:
1.    Stock Options and Other Stock-Based Compensation. This Policy does not restrict the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This Policy does, however, restrict any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.    Restricted Stock Awards. This Policy does not restrict the granting or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does, however, restrict any market sale of restricted stock.
3.    401(k) Plan. This Policy does not restrict purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This Policy does, however, restrict certain elections the insider may make under the 401(k) plan, including:
(a)    an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;
(b)    an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
(c)    an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and
(d)    an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.    Employee Stock Purchase Plan. This Policy does not restrict purchases of Company securities in the employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This Policy also does not restrict purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does, however, restrict the insider’s election to participate in the plan for any enrollment period, and the insider’s sales of Company securities purchased pursuant to the plan.

5.    Automatic Reinvestment in Dividends. This Policy does not restrict the automatic reinvestment of dividends paid on Company securities. This Policy does, however, restrict (i) the insider’s election to participate in automatic reinvestment of dividends and (ii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends. For the avoidance of doubt, insiders are not permitted to voluntarily make additional purchases of Company securities using dividends received while in possession of Material, Non-Public Information.
6.    Diversified Mutual Funds. This Policy does not restrict transactions in diversified mutual funds that are invested in Company securities.
7.    Rule 10b5-1 Plans. This Policy does not restrict transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Insiders must obtain authorization from a Compliance Officer before entering into or modifying a Rule 10b5-1 Plan, as well as terminating a Rule 10b5-1 Plan other than pursuant to the expiration of its terms.
8.    Other Approved Transactions. This Policy does not restrict any transaction specifically approved in advance by one of the Compliance Officers.
4.    Additional Transaction Requirements for Certain Insiders
A.    Scheduled Blackout Periods and Trading Windows
Except as set forth in Section 3(D), certain insiders identified by the Company and who have been notified that they have been so identified from time to time by a Compliance Officer (the “Window Group”) may transact in the Company’s securities only during periods called “trading windows,” and then only if the insider is not in possession of Material, Non-Public Information at the time of such transactions. An insider in the Window Group may not transact in the Company’s securities during the periods designated by a Compliance Officer from time to time (each a “Blackout Period”).
Even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been made public or is no longer material, whether or not the Company has recommended a suspension of transacting to that person. Transacting in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in Section 3 of this Policy.
B.    Unscheduled Blackout Periods
From time to time, the Company may also prohibit the some or all insiders from transacting in the Company’s securities or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Blackout Period”). In this event, a Compliance Officer will notify the affected persons, and those persons (except as set forth in Section 3(D)) may not engage in any transaction involving the Company’s securities or the securities of the other specified company, as applicable, until a Compliance Officer notifies them that the Unscheduled Blackout Period is over. In addition, any insider made aware of the existence of an Unscheduled Blackout Period should not disclose the existence of the Unscheduled Blackout Period to any other person (outside of those subject to the Unscheduled Blackout Period).
C.    Pre-Clearance Procedures for the Pre-Clearance Group
The Company has determined that its directors and officers (collectively, “Section 16 Persons”) subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), their Related Persons and others identified by the Company and who have been notified that they have been so identified from time to time by a Compliance Officer (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact one of the Company’s Compliance Officers prior to commencing any transactions in the Company’s securities (whether or not listed in Section 3(D)). Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from a Compliance Officer; oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from a Compliance Officer must complete their transaction within (i) three Trading Days or (ii) such shorter or longer period as is designated by a Compliance Officer, or make a new request for clearance.

The Compliance Officers may refuse to permit any transaction. The Compliance Officers may consult with the Company’s legal counsel and/or senior management before responding to a pre-clearance request.
If a Pre-Clearance Group member is advised that he or she may not transact in the Company’s securities, then he or she (and his or her Related Person) may not transact in the Company’s securities under any circumstances until such person is advised that the transaction is allowed and the transaction is specifically approved. In addition, the Pre-Clearance Group member may not inform anyone else within or outside the Company that his or her transaction was not approved (other than the Compliance Officers, or except as authorized by a Compliance Officer).
Please note that clearance of a proposed transaction by a Compliance Officer does not constitute legal advice regarding or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
D.    Prohibited Transactions
Insiders are prohibited from (i) engaging in hedging or monetization transactions involving the Company’s securities, and transactions involving Company-based derivative securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds; (ii) engaging in short sales related to the Company’s securities; (iii) placing standing or limit orders; (iv) holding Company stock in margin accounts and (v) pledging Company securities as collateral for a loan.
5.    Potential Criminal and Civil Liability and/or Disciplinary Action
Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Company.
6.    Reporting Violations
If you know or have reason to believe that this Policy has been or is about to be violated in any way, you should promptly bring the actual or potential violation to the attention of one of the Compliance Officers. You may also provide such information on a confidential or anonymous basis pursuant to the procedures outlined in the Company’s Amended and Restated Policy for Employee Complaint and Reporting Procedures for Accounting and Compliance Matters.
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This document states a policy of Oil States International, Inc. and is not intended to be regarded as the rendering of legal advice.

ANNEX A
Certification
To Oil States International, Inc.:
I have received a copy of Oil States International, Inc.’s Amended and Restated Policy on Insider Trading (the “Policy”). I have read and understand the Policy. I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of Oil States International, Inc. or one of its subsidiaries or other affiliates, my failure to comply in all respects with Oil States International, Inc. policies, including the Policy, is a legitimate basis for termination for cause of my employment with Oil States International, Inc. and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Human Resources Department of Oil States International, Inc.

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(Signature)

(Type or Print Name)
Date: